Exhibit 10.31
Basic Agreement
Opnext Japan, Inc. (hereinafter referred to as “Party A”) and Hitachi High-Technologies Corp. (hereinafter referred to as “Party B”), agree as follows regarding the sale transaction of products handled by the Device Business Unit to be manufactured (or sold) by Party A (hereinafter referred to as the “Goods”).
(Creation of Individual Agreements)
Article 1
(1)	This Agreement sets forth the basic provisions to be commonly applied to individual agreements based on this Agreement, and if an individual agreement sets forth a special provision, that provision shall govern.

(2)	An individual agreement of the previous paragraph is created when Party B submits an order form to Party A that sets forth delivery time, quantity, etc. However, if there is a particular custom, that will be followed.
(Changes to Individual Agreements)
Article 2
Party B, when necessary, may change a part of an individual agreement. In this case, if Party A directly incurs damages, at Party A’s request, Party A and Party B will resolve it by deciding an amount based on discussion.
(Delivery)
Article 3
Party A will bring the Goods by the delivery time set forth in an individual agreement to the delivery location specified by Party B. If Party A later confirms that delivering the Goods by the delivery time is difficult, then it will promptly notify that to Party B, and may delay the delivery time by obtaining Party B’s consent.
However, if this results in damages to Party B, then Party A will be liable to Party B for damages compensation.
(Transfer)
Article 4
(1)	The delivery of the previous paragraph consummates the transfer of the Goods.

(2)	The ownership of the Goods will be transferred from Party A to Party B at the time of the transfer of the previous paragraph.
(Failure)
Article 5
(1)	If Party B determines that the transferred Goods are failures or are defective, then Party A must promptly deliver a replacement. Also, if there are failed products or overstock, then Party A must retrieve them within the period specified by Party B. However, if Party B instructs otherwise, then that will govern.

(2)	Party A will be responsible for all costs associated with the previous paragraph.
(Liability for Risk)

Article 6
If any Goods are lost or damaged before the time of the transfer of Article 4, Party A shall be liable unless it was Party B’s fault.
(Environmental Management etc.)
Article 7
(1)	Party A, in delivering the Goods and in otherwise performing under the individual agreements, must follow all laws, regulations and notices and instructions of official agencies based on the foregoing, etc. (hereinafter referred to as “Laws”), and all rules and instructions of Party B or the recipient of the delivery, and must take care regarding environmental management, safety, and hazards.

(2)	If any environmental contamination or accident occurs in connection with delivering the Goods or in other performance under the individual agreements, Party A must promptly notify Party B, take responsibility for taking proper emergency measures, and make best efforts to prevent future reoccurrence of environmental contaminations or accidents.

(3)	Party A shall compensate any damages incurred by Party B or a third party as a result of the environmental contamination or an accident that is the fault of Party A referenced in the previous paragraph.

(4)	Party A must accede to studies by Party B relating to environmental contamination, safety and hazard prevention and to submission of materials.
(Payment of Fees)
Article 8
For each month, Party B will calculate the fees for Goods transferred between the first day of that month and the last day of that month as the amount payable for that month, and Party B will pay to Party A in cash three months after month end, at the end of the month.
(Provision of Supplies and Parts for Value)
Article 9
If Party B deems it necessary, it will provide to Party A supplies and parts, in whole or in part, necessary for the production of the Goods, for value. The consideration for the supplies and parts for value will be decided based on a separate discussion between Party A and Party B.
(Ownership of the Supplies and Parts for Value)
Article 10
The ownership of the supplies and parts for value referenced in the previous paragraph will be transferred from Party B to Party A when the consideration is to be recorded.
(Handling of the Supplies and Parts for Value)
Article 11
Party A will store and process the supplies and parts for value with the appropriate level of care for a manager, and may not use them for any other purpose than that specified by Party B, or to resell them to a third party.
(Handling of Consumption Tax)

Article 12
The amounts in the order forms to be submitted by Party B to Party A, and in the confirmation forms to be sent in response by Party A to Party B, will not include consumption tax, and the order forms and the confirmation forms will indicate so. When Party A invoices the contract amount to Party B, it will invoice for the applicable consumption tax, and based on the invoice from Party A, Party B will pay it based on a payment method to be separately agreed between Party A and Party B.
(Duty to Notify Regarding Regulated Cargo, Technology, etc.)
Article 13
If any of the Goods in this Purchase Agreement fall within restricted cargo (or restricted technology) as set forth in foreign exchange or foreign trade laws or related regulations, Party A will notify Party B in writing without delay.
This also applies in situations where the regulation of U.S. laws are applicable, including U.S.-originated technology and products.
(Notice Requirement)
Article 14
Party A will notify Party B regarding the following in advance:
(1)	Changes to Party A’s address, name, trade name, representative, or the company seal.

(2)	Any merger, capital increase, capital decrease, dissolution, assignment or leasing out of the business in whole or in part, or any other transaction that will or may bring significant changes to the assets or the business situation of Party A’s company or its business.
(Confidentiality)
Article 15
Party A must not disclose to any third party, Party B’s technology, sales or any other business secrets that it obtained in connection with sales consideration or other transactions.
(Termination of this Agreement or Individual Agreements)
Article 16
(1)	If any of the following items become applicable to Party A or Party B, the other party may terminate this Agreement or the individual agreements, in whole or in part, without notice.
1.	Files for bankruptcy, auction, corporate restructuring, commencement of a civil reorganization proceeding or commencement of a corporate reorganization proceeding, or goes into liquidation.

2.	Is suspended from transactions by a clearing house.

3.	Suspends payment or becomes unable to pay.

4.	Is subject to a filing for seizure, provisional seizure, or a provisional remedy.

5.	Promises to transfer to a third party or to collateralize an obligation to the other party.

6.	Is sanctioned or becomes subject to an injunction to maintain the status quo for delay in paying taxes, etc.

7.	Undergoes a substantial change in assets, public trust or management.

8.	Receives a termination of business license or is suspended from doing business by a governmental agency.

9.	Breaches any provision of this Agreement or an individual agreement.
(2)	If any of items 1 through 6 of the above paragraph (1) applies to Party A or Party B, then all claims of Party A or Party B against the other (including bills receivable and claims assigned from third parties) and all obligations of Party A or Party B to the other, shall be deemed to be offset by equal amounts irrespective of when payment is due.

(3)	If any of items 7 though 9 of the above paragraph (1) applies to Party A or Party B, and the other party deems it necessary, then all claims and obligations between Party A and Party B may be offset by equal amounts irrespective of when payment is due, pursuant to paragraph (2) above.

(4)	Regarding the offsetting of above paragraphs (2) and (3), it is assumed that there will be an exchange of receipts on the offset amount each time, but in addition, Party B may do this by submitting a statement of the amounts to Party A.

(5)	When Party A or Party B terminates this Agreement or an individual agreement pursuant to paragraph (1) above, then it may seek compensation for damages against the other party.
(Termination of Agreement to Purchase Inventory)
Article 17
(1)	If any of the items listed in paragraph (1) of the previous provision applies to Party A, and any of Party B’s supplies and parts for value or processed Goods using such supplies and parts for value exist in Party A’s inventory, then irrespective of whether or not there has been any payment of consideration, Party B may terminate the purchase agreement for such Goods.

(2)	In the event of a termination pursuant to the above paragraph, Party A must promptly transfer the items to Party B according to Party B’s instructions.
(Quality Assurance)
Article 18
(1)	Party A’s quality assurance period for the Goods will be for 1 year after the delivery of the Goods. If any defects are discovered during the quality assurance period, then Party A will promptly repair the Goods or exchange it for free according to Party B’s instructions.

(2)	However, even after the quality assurance period, anything that is thought to be the fault of Party A will be treated the same as the previous paragraph.

(3)	If, during the quality assurance period of paragraph (1) above, one of the items listed in paragraph (1) of Article 16 occurs as to Party A, and Party B has amounts payable to Party A, then Party A may hold the amounts payable until the end of the quality assurance period and apply it to its damages.
(Prohibition of Assignment of Rights, etc.)

Article 19
Party A may not do any of the following without Party B’s written consent.
(1)	Have a third party perform all or part of its obligations under this Agreement or an individual agreement.

(2)	Assign all or part of a monetary claim or any other claim under this Agreement or an individual agreement to a third party, or to use it as collateral.
(Industrial Properties, etc.)
Article 20
(1)	If the Goods infringe or may infringe a third party’s industrial properties, mask work rights, copyrights, or any other rights, then Party A will take responsibility to resolve it entirely, without troubling Party B in any way.

(2)	Any damages incurred by Party B in connection with the previous paragraph will be compensated by Party A, and Party A will promptly pay in full in response to Party B’s invoice.
(Termination)
Article 21
(1)	Either of Party A and Party B may terminate this Agreement by 2 months’ prior notice to the other party.*

(2)	If this Agreement is terminated pursuant to the previous paragraph, Party A may not seek compensation for damages against Party B.
*	However, if Party B terminates, and Party A has a claim against Party B, then Party B will lose the benefit of the due dates for all obligations (including obligations receivable), and the provisions of Article 17 shall apply.
(Force Majeure)
Article 22
If Party B cannot perform its obligations under this Agreement or an individual agreement due to natural disasters or other unforeseen circumstances, it may terminate this Agreement or an individual agreement upon request to Party A. In this situation, neither Party A nor Party B will make any demands against the other.
(Forum)
Article 23
The Tokyo District Court will be the exclusive forum for all disputes relating to this Agreement.
(Term)
Article 24
The term of this Agreement is one year, from July 1, July 1, 2003 through June 30, 2004.
However, if there is no written objection by either Party A or Party B to the other before one month prior to the expiration date, then the Agreement will be automatically renewed for one year, and the same thereafter.

As evidence of this Agreement, two originals shall be made, and Party A and Party B shall each keep one.
July 1, 2003

Party A	Opnext Japan, Inc. 190 Kashiwagi, Komuro-shi, Nagano-ken Device Business Unit / Small Devices Business Operations Manager Yasutoshi Kashiwada [seal]

Party B	Hitachi High-Technologies Corp. 1-24-14 Nishishimbashi, Minato-ku, Tokyo Electronic Supplies Business Division Manager Nobuhiro Soeda [seal]